UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   October 1, 2009 (September 30, 2009)

Anthracite Capital, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-13937	13-3978906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 East 52nd Street, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (212) 810-3333

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On September 30, 2009, Anthracite Capital, Inc. (the “Company”) did not make interest payments due on such date on its outstanding $25 million aggregate principal amount of 7.20% Senior Notes due 2016 and $15.5 million aggregate principal amount of Junior Subordinated Notes due 2036 related to Anthracite Capital Trust III.  Under the indentures governing both notes, the failure to make an interest payment is subject to a 30-day cure period before constituting an event of default.

Pursuant to amendments to the Company’s secured facilities with Bank of America, Deutsche Bank and Morgan Stanley (the “secured lenders”), which became effective in May 2009 (the “Amendments”), the Company is required to make payments to reduce the principal balances under those secured facilities by certain specified amounts as of the end of each quarter, commencing for the quarter ended September 30, 2009.  The Company did not meet all the aforementioned principal paydown requirements for certain secured lenders on September 30, 2009.  The Company has 90 days to cure such shortfall or an event of default would occur.

In addition, the Amendments provide that the secured lenders receive a security interest in all of the Company’s unencumbered assets.  The cash flows generated by the bulk of the formerly unencumbered assets are deposited monthly into a cash management account that is available for use by the Company for its operations pursuant to a prescribed budget, subject to (i) the absence of any defaults under those secured facilities and (ii) the cure of any outstanding deficiency in the required reductions of the principal balance of any of those secured facilities.  In such event, the cash management account proceeds must be used to pay down the relevant secured lender’s debt until the deficiency has been cured.

For further discussion on additional possible consequences of an event of default or subsequent acceleration, please refer to the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2009.

On September 30, 2009, the Company made interest payments, originally due and payable on September 1, 2009, on its outstanding $39.0 million aggregate principal amount of 11.75% Convertible Senior Notes due 2027 (“Convertible Notes”).  As previously disclosed, since May 2009, the Company completed a number of privately negotiated exchanges in which the Company issued approximately 15 million shares of its common stock in exchange for $41.0 million aggregate principal amount of Convertible Notes pursuant to Section 3(a)(9) of the Securities Act of 1933.  Certain holders in these exchanges released the Company from all obligations to pay to them principal, interest (including any accrued and unpaid interest) and other payments on their exchanged Convertible Notes.  By completing these exchanges, the Company was released from paying approximately $2.0 million of accrued and unpaid interest on the exchanged Convertible Notes that it otherwise would have been required to pay on September 30, 2009 if such Convertible Notes had remained outstanding.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTHRACITE CAPITAL, INC.

By:	/s/ Richard M. Shea
Name: Richard M. Shea
Title: President and Chief Operating Officer

Dated: October 1, 2009

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